EXHIBIT 99.1

JOINT FILING AGREEMENT

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, each party hereto hereby agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 13 or Section 16 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing, and/or incorporation by reference of this agreement as an exhibit thereto. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of the date set forth below.

Date: June 7, 2024	WELLS FARGO & COMPANY

By: __/s/ Patricia Arce__________
Name: Patricia Arce
Title: Designated Signer

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: __/s/ Daniel Frizsell _________
Name: Daniel Frizsell
Title: Director

JOINT FILER INFORMATION

Item	Information
Name:	Wells Fargo Bank, National Association
Address:	101 North Phillips Avenue Sioux Falls, South Dakota 57104
Date of Event Requiring Statement (Month/Day/Year):	June 5, 2024
Issuer Name and Ticker or Trading Symbol:	BLACKROCK MUNIYIELD QUALITY FUND, INC. [MQY]
Relationship of Reporting Person(s) to Issuer:	10% Owner
If Amendment, Date Original Filed (Month/Day/Year):	Not Applicable
Individual or Joint/Group Filing:	Form filed by More than One Reporting Person
Signature:	WELLS FARGO bank, national association By: __/s Daniel Frizsell __________ Name: Daniel Frizsell Title: Director Date: June 7, 2024